Exhibit 99.1

FOR IMMEDIATE RELEASE

Press Contact:

Heidi Dethloff

Heidi.Dethloff@digimarc.com

503-469-4974

Digimarc Announces Retirement of Bruce Davis and Appointment of Riley McCormack as CEO

BEAVERTON, Ore. – April 12, 2021 – Digimarc Corporation (NASDAQ: DMRC), creator of the Digimarc Platform, today announced the retirement of Bruce Davis as Digimarc’s President and Chief Executive Officer and as Chairman and member of Digimarc’s Board of Directors, effective immediately. Riley McCormack, a current member and Lead Director of the Digimarc Board, has been appointed as the Company’s President and Chief Executive Officer, effective today, and will remain as a director of the Company.

Davis’s retirement from management and the board is unrelated to the company’s financial reporting and business performance, nor was his decision to leave due to any disagreement with the Company’s operations, policies or practices.

Alicia Syrett, an independent director, was elected Chair of the Board of Directors, splitting the role of CEO and Board Chair for the first time since the mid 2000’s. The position of Lead Director was eliminated. The size of the Board was reduced from 10 to 8 members. Sheela Zemlin was elected to succeed Mr. McCormack as Chair of the Compensation Committee.

“Bruce has led this company through an incredible maturation and many successful advancements over his 23 years as CEO,” Mr. McCormack said. “I want to publicly recognize that where we are today and where we will be tomorrow is and will be an enduring monument to his vision, hard work and leadership. I have no doubt this company is going to change the world, and Bruce Davis has earned, and will always have, a significant portion of the credit. I speak on behalf of the Company and the Board when I thank him for all he has done and wish him nothing but the best in his future endeavors. I know he will continue to be a resource and advocate for the company. I also know I have big shoes to fill.”

According to Davis, “It’s time for a change. I have spent the last six months since the transformational investment from TCM|Strategic intensely engaged with Riley. During his long tenure as a shareholder, he demonstrated an extraordinary dedication to the company and awe-inspiring interest in fostering its success. He has earned this opportunity and I have equipped him to the best of my ability to succeed during our time together. I will do all I can to support his leadership and the Board’s direction as I transition to the next phase of my life. It has been a wonderful journey and I look forward to Digimarc playing a major role in making the world a better place.”

On the path forward for Digimarc, Mr. McCormack remarked: “I believe without reservation this is a generational opportunity, and I believe strongly the Company has both the human and the technological capital in place to deliver on the massive opportunities ahead of it. I am honored and committed to lead Digimarc as we execute on the Board’s strategic vision and climb the enormous mountains we will climb. I look forward to working with the Company’s many talented employees and incredibly strong leadership team as we create enduring and meaningful value for our customers and partners by exceeding, in every way, their highest expectations; do our part to improve the planet; and create real value for the owners of the company — our shareholders. Digimarc has been, is, and always will be a company of which all of our stakeholders can be proud to be a part.”

Newly elected Board Chair Alicia Syrett stated, “On behalf of the Board of Directors of Digimarc, we are so excited to welcome Riley as our CEO. We are looking forward to supporting him and ensuring his success as he leads what we believe to be a truly exceptional company forward in its next stage of scale and growth. We sincerely appreciate all of the hard work and dedication that Bruce Davis brought to Digimarc over the years, and we know that Riley will build on the strength of that foundation to now capture the immense opportunities that lie ahead. Riley’s in-depth knowledge of Digimarc as a long-time shareholder and major investor, his passion and ability to motivate teams, his relentless work ethic, and his strong adherence to intellectual honesty, transparency and candor are incredible assets to us. We are beyond thrilled to entrust Riley with the enormous responsibility and possibilities which lie ahead for Digimarc. We know that he will bring the same passion for excellence to Digimarc as CEO as he has demonstrated throughout his impressive career and, more recently and relevantly, his work on the Digimarc board. We can’t wait to see his impact.”

Along with today’s announcement, Digimarc is also releasing some preliminary financial highlights for the first quarter ended March 31, 2021. Retail bookings are expected to be $2.1 million, up 14% year over year and up 58% on a sequential basis. This would mark Digimarc’s best quarterly Retail bookings quarter ever and compares to $5.4 million in Retail bookings for the full Fiscal Year 2020. The Company also expects to meet or exceed the highest published Wall Street analyst estimate of $6.25 million in total revenue for the quarter. Digimarc cautions these results are preliminary and subject to customary final analysis and closing of the quarter.

Conference Call

Digimarc will hold a conference call this afternoon, April 12, 2021, at 5:00 p.m. Eastern time (2:00 p.m. Pacific time) to discuss the matters raised in this release. Digimarc CEO Riley McCormack, CFO Charles Beck, and CLO Bob Chamness will host the call. The conference call will be broadcast live and available for replay in the investor section of the company’s website. The conference call script will also be posted to the company’s website shortly before the call. For those who wish to call in, please dial the number below at least five minutes before the scheduled start time:

Date: Monday, April 12, 2021

Time: 5:00 p.m. Eastern time (2:00 p.m. Pacific time)

Toll-Free Number: (833) 420-0334

International Number: (210) 606-9446

Conference ID: 2074946

If you have any difficulty connecting with the conference call, please contact Digimarc’s investor relations team at +1 503 469 4826.

About Riley McCormack

Riley McCormack was elected to our Board of Directors in October 2020, served on all Board Committees and as the Chair of the Compensation Committee, and was elected Lead Director this past February. Since 2015, Mr. McCormack has served as Managing Member and CEO of McCormack Family Investments and founded and has served as Managing Member and CEO of TCM|Strategic, a fund that recently invested $53.5 million in the Company. Previously Mr. McCormack was the founder, CEO and PM of Tracer Capital Management, a $1.5 billion New York-based global technology, media and telecommunication hedge fund. Prior to Tracer, he was a partner at Coatue Capital and a high-yield research analyst at Morgan Stanley, covering media and telecom companies. Mr. McCormack graduated summa cum laude from The Wharton School at the University of Pennsylvania, where he was a Benjamin Franklin Scholar and a Joseph Wharton Scholar.

About Digimarc

Digimarc Corporation (NASDAQ: DMRC) is a pioneer in the automatic identification of media, including packaging, other commercial print, digital images, audio and video. The Digimarc Platform takes industry beyond the barcode, providing innovative and comprehensive automatic identification software and services to simplify search and transform information discovery through unparalleled reliability, efficiency and security. The Digimarc Platform enables applications that benefit retailers and consumer brands, national and state government agencies, media and entertainment industries, and others. Digimarc is based in Beaverton, Oregon, with a growing supplier network around the world. Visit www.digimarc.com and follow us on LinkedIn and Twitter to learn more about The Barcode of Everything®.

Forward-looking statements

Except for historical information contained in this release, the matters described in this release contain various “forward-looking statements.” These forward-looking statements include statements identified by terminology such as “will,” “should,” “expects,” “estimates,” “predicts”, reaffirms”, and “continue” or other derivations of these or other comparable terms. These forward-looking statements are statements of management’s opinion and are subject to various assumptions, risks, uncertainties and changes in circumstances. Actual results may vary materially from those expressed or implied from the statements in this release as a result of changes in economic, business and regulatory factors. More detailed information about risk factors that may affect actual results are outlined in the company’s Form 10-K for the year ended December 31, 2020, and in subsequent periodic reports filed with the SEC. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s opinions only as of the date of this release. Except as required by law, Digimarc undertakes no obligation to publicly update or revise any forward-looking statements to reflect events or circumstances that may arise after the date of this release.